Exhibit 10.27

VERTEX PHARMACEUTICALS
NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN
Effective January 1, 2016

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Exhibit 10.27

VERTEX PHARMACEUTICALS NON-EMPLOYEE DIRECTOR
DEFERRED COMPENSATION PLAN
TABLE OF CONTENTS
Page

ARTICLE 1 DEFINITIONS1
ARTICLE 2 ELIGIBILITY AND ENROLLMENT3
ARTICLE 3 VESTING AND EARNINGS CREDITING3
ARTICLE 4 DISTRIBUTION OF BENEFITS4
ARTICLE 5 ADMINISTRATION6
ARTICLE 6 MISCELLANEOUS6

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22064000v.7

Exhibit 10.27

Vertex Pharmaceuticals
Non-Employee Director Deferred Compensation Plan
Effective January 1, 2016
PURPOSE
The purpose of this Plan is to provide deferred compensation to non-employee directors of Vertex Pharmaceuticals Incorporated. The Plan is not subject to the Employee Retirement Income Security Act of 1974. This Plan is intended to comply with Code Section 409A and the regulations and guidance thereunder. This Plan is a sub-plan of the Vertex Pharmaceuticals Incorporated 2013 Stock and Option Plan, as permitted by section 26 of such plan, and is subject to the terms and conditions of the Stock and Option Plan. This Plan is adopted effective as of January 1, 2016.

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Exhibit 10.27

ARTICLE 1
Definitions
For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following meanings:
1.1    “Account Balance” means the aggregate number of Deferred Stock Units or cash allocated on account of a Participant’s deferrals to the Plan, as adjusted in accordance with Article 3 of the Plan. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the number of shares of Common Stock to be paid to or in respect of a Participant pursuant to the Plan.
1.2    “Administrator” means the Committee or such person or persons as may be appointed by the Committee to be responsible for those functions assigned to the Administrator under the Plan.
1.3    “Beneficiary” means one or more persons, trusts, estates or other entities, designated in accordance with Section 4.3, that are entitled to receive benefits under the Plan upon the death of a Participant.
1.4    “Board” means the Board of Directors of Vertex.
1.5    “Change in Control” means an “Acquisition” under the Stock and Option Plan that also constitutes a change in ownership or control event as defined in Treasury Regulation § 1.409A-3(i)(5).
1.6    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
1.7    “Committee” means the Management Development & Compensation Committee of the Board, or such other committee as the Board shall appoint from time to time to administer the Plan.
1.8    “Common Stock” means the common stock of Vertex, par value $0.01 per share.
1.9    “Compensation” means (a) all cash compensation, including fees and retainers (but not reimbursement of expenses) paid to a Director for service on the Board or a committee of the Board and (b) Restricted Stock Units that become vested.
1.10    “Deferred Stock Units” means the phantom stock units comprising all or a portion of the Participant’s Account Balance, each of which represents one share of Common Stock.
1.11    “Director” means a member of the Board who is not an employee of Vertex.

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Exhibit 10.27

1.12    “Disability” means that the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) has been determined to be totally disabled by the Social Security Administration.
1.13    “Effective Date” means the Effective Date of the Plan, which is January 1, 2016.
1.14    “Fair Market Value” of a share of Common Stock on a particular date shall be the mean between the highest and lowest quoted sales prices on such date (the “valuation date”) on the securities market where the Common Stock is traded, or if there were no sales on the valuation date, on the next preceding date within a reasonable period (as determined in the sole discretion of the Committee) on which there were sales. If there were no sales on such a market within a reasonable period, the Fair Market Value shall be determined in good faith by the Committee in its sole discretion. The Fair Market Value as determined in this Section 1.14 shall be rounded down to the nearest whole cent if the foregoing calculation results in fractional cents.
1.15    “Participant” means a Director who elects to participate in the Plan in accordance with the terms and conditions of the Plan or a former Director who has an Account Balance in the Plan that has not been fully distributed.
1.16    “Plan” means the Vertex Pharmaceuticals Non-Employee Director Deferred Compensation Plan, which shall be evidenced by this plan document.
1.17    “Plan Year” means the calendar year.
1.18    “Restricted Stock Units” means an award of restricted stock units made to a Director under the Stock and Option Plan for his or her service as a Director, including both annual awards and awards made upon appointment to the Board.
1.19    “Stock and Option Plan” means the Vertex Pharmaceuticals Incorporated 2013 Stock and Option Plan, as amended from time to time, and any successor thereto under which this Plan is an authorized sub-plan.
1.20    “Termination” means the termination of service as a Director for any reason. Whether a Termination has occurred shall be determined in accordance with Treasury Regulation § 1.409A-1(h). Therefore, a Termination shall not occur if the Director becomes an Employee of Vertex even if he or she terminates service as a Director.
1.21    “Vertex” means Vertex Pharmaceuticals Incorporated, a Massachusetts corporation, and its successors.
ARTICLE 2
Eligibility and Enrollment

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Exhibit 10.27

2.1        Eligibility. All non-employee Directors of Vertex shall be eligible to participate in the Plan.
2.2    Commencement of Participation. As a condition to enrolling in the Plan, each Director shall execute and return to the Administrator any such forms required by the Administrator to elect his or her deferral amounts and designate a Beneficiary.
2.3    Election to Defer. A Participant may make separate periodic elections to defer (a) either 0%, 50%, or 100% of the Participant’s cash Compensation to be earned during an applicable Plan Year (or, if applicable, the portion of the Plan Year) and (b) either 0% or 100% of the Restricted Stock Units granted to a Participant that vest not less than 12 months from the date of the election. A deferral election shall be irrevocable once made. The Administrator may limit or decline to accept a deferral election to the extent that it determines that Deferred Stock Units are not available for issuance under the Stock and Option Plan.
2.4        Date for Filing Elections. Each Director may elect to defer Compensation by executing and returning to the Administrator the required forms. The elections must be made by the following deadlines:

2.4.1
For deferrals of cash Compensation, the election must be made no later than the end of the Plan Year preceding the Plan Year in which the cash Compensation is to be earned. If a Director first becomes eligible for this Plan during a Plan Year, an election to defer cash Compensation to be earned for the remainder of that Plan Year shall be made within 30 days of the initial date of eligibility for this Plan.

2.4.2
For deferrals of Restricted Stock Units, the election must be made on or before the earliest to occur of (i) the 30th day after the Director obtains the legally binding right to the grant of Restricted Stock Units and (ii) 12 months prior to the date that the substantial risk of forfeiture with respect to such Restricted Stock Units lapses (other than due to death, Disability or a Change in Control). Such election shall comply with Treasury Regulation Section 1.409A-2(a)(5).

The Administrator shall establish from time to time such other enrollment requirements as it determines in its sole and absolute discretion are necessary.
ARTICLE 3
Vesting and Earnings Crediting
3.1        Withholding of Compensation; Conversion into Deferred Stock Units. Compensation shall be withheld as elected by the Participant at the time the Compensation otherwise would have been paid to the Participant. The dollar value of the amount withheld will be converted into Deferred Stock Units (including fractions thereof) by dividing the amount withheld by the Fair Market Value of a share of Common Stock as of the date such Compensation would otherwise have been paid to the Director; and such Deferred Stock Units will be credited to the Participant’s Account Balance at such time.
3.2        Crediting of Dividends and Distributions. Dividend equivalents shall be credited to each Deferred Stock Unit on each dividend payment date (based on Deferred Stock Units held as of the dividend record date) to the extent of any dividends issued on Common Stock. Such dividend equivalents shall themselves be converted into Deferred Stock Units as of the dividend payment date by dividing the amount of the dividend equivalents by the Fair Market Value of the Common Stock as of the applicable dividend payment date. Any such additional Deferred Stock Units (or fraction thereof) resulting from dividend equivalent credits shall be treated as Deferred Stock Units and credited to the Participant’s Account Balance. The right to credits for dividend equivalents shall survive the termination of this Plan and the termination of the Stock and Option Plan until the Deferred Stock Units have been distributed pursuant to Section 4.1.
3.3    Substitution of Cash. If the Administrator determines that Deferred Stock Units are not available for issuance under the Stock and Option Plan for any reason, the Administrator shall credit the Participant’s Account Balance with cash in lieu of the Deferred Stock Units that the Participant would otherwise be entitled to. Cash credited to a Participant’s Account Balance shall be credited with interest on a monthly basis at the prime rate plus one percent (1%) per annum. Such credits shall continue until the Account Balance has been distributed pursuant to Section 4.1 or until such cash is converted to Deferred Stock Units in accordance with the last sentence of this Section 3.3. If additional Deferred Stock Units subsequently become available for issuance under the Stock and Option Plan, the Administrator shall, as of the date the additional Deferred Stock Units become available for issuance, automatically convert any cash in the Participant’s Account Balance into Deferred Stock Units by dividing the amount of cash in the Participant’s Account Balance by the Fair Market Value of a share of Common Stock as of the date the additional Deferred Stock Units become available for issuance; and such Deferred Stock Units will be credited to the Participant’s Account Balance at such time.
3.4        Vesting. A Participant shall at all times be one hundred percent (100%) vested in his or her Account Balance.
ARTICLE 4
Distribution of Benefits
4.1        Distribution Events. Upon the earliest to occur of (a) the Termination of the Director’s service on the Board, (b) a Change in Control, (c) the Director’s Disability or (d) the Director’s death, the Participant (or his or her Beneficiary in the event of the Participant’s death) shall receive a lump sum distribution of whole shares of Common Stock equal to the sum of (i) the number of Deferred Stock Units in his or her Account Balance plus (ii) such number of shares of Common Stock as is equal to the amount of cash in the Account Balance on the date of distribution divided by the Fair Market Value of a share of Common Stock as of such date. The distribution shall be made no later than the 15th day of the third month after the event described above that results in the distribution.
4.2        Form of Benefit. A Participant or his or her Beneficiary entitled to a distribution under Section 4.1 shall receive his or her Account Balance as a lump sum payable in whole shares of Common Stock. No fractional shares of Common Stock will be issued under the Plan. If the calculation of the total number of shares of Common Stock to be issued under this Plan results in fractional shares, then the number of shares of Common Stock will be rounded up to the nearest whole share of Common Stock. Notwithstanding the foregoing, if the Administrator determines that Common Stock may not be distributed to a Participant for any reason under the Stock and Option Plan, the Administrator shall, in lieu of Common Stock, make a cash payment to the Participant in an amount equal to the aggregate Fair Market Value of the Common Stock the Participant otherwise would have received.
4.3    Designation of Beneficiary. A Participant may designate a Beneficiary by so notifying the Administrator in writing, in a form acceptable to the Administrator, at any time before the Participant’s death. A Participant may revoke any Beneficiary designation or designate a new Beneficiary at any time without the consent of a Beneficiary or any other person. If no Beneficiary is designated or no designated Beneficiary survives the Participant, distribution or payment shall be made to the Participant’s spouse or, if the Participant does not have a surviving spouse, to his or her estate. If the Administrator has any doubt as to the proper Beneficiary to receive distribution or payments pursuant to this Plan, the Administrator shall have the right, exercisable in its sole discretion, to withhold such payments until this matter is resolved to the Administrator’s satisfaction.
4.4    Delay of Distribution or Payment. A distribution or payment otherwise required to be made under the terms of the Plan may be delayed solely to the extent necessary under the following circumstances, provided that the distribution or payment is made as soon as possible within the first taxable year of the Participant after the reason for delay no longer applies:

4.4.1	Violation of Law. The Administrator reasonably determines that making the distribution or payment will violate Federal securities or other applicable laws; or

4.4.2	Other Permitted Event. Upon such other events and conditions as the Commissioner of Internal Revenue shall prescribe in generally applicable guidance.
This Section 4.4 shall be applied to similarly-situated Participants in a reasonably consistent basis.
4.5    Acceleration of Distribution or Payment. Notwithstanding the foregoing, a distribution or payment hereunder may be accelerated, with the consent of the Administrator, under the following circumstances:

4.5.1
Compliance with Domestic Relations Order. To permit distribution or payment to an individual other than the Participant as necessary to comply with the provisions of a domestic relations order (as defined in Code Section 414(p)(1)(B));

4.5.2
Conflicts of Interest. To permit distribution or payment as necessary to comply with the provisions of a Federal government ethics agreement or to avoid violation of an applicable Federal, state, local or foreign ethics law or conflicts of interest law; or

4.5.3
Tax Event. Upon a good faith, reasonable determination by the Administrator, and upon advice of counsel, that the Plan fails to meet the requirements of Code Section 409A and regulations thereunder. Such distribution or payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.

ARTICLE 5
Administration
5.1        Committee Duties. This Plan shall be administered by the Administrator. The Administrator also shall have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. All such interpretations or decisions by the Administrator shall be final, conclusive and binding on all Participants and any Beneficiary or other person claiming under or through any Participant, in the absence of clear and convincing evidence that the Administrator acted arbitrarily and capriciously. The Administrator shall have the authority to deviate from the literal terms of the Plan to the extent it shall determine to be necessary or appropriate to operate the Plan in compliance with the provisions of applicable law. Any individual serving on the Committee, or as the Administrator, who is a Participant will not vote or act on any matter relating solely to himself or herself.
5.2        Agents. In the administration of this Plan, the Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel, including counsel to Vertex.
5.3        Indemnity of Committee and Administrator. Vertex shall indemnify and hold harmless the members of the Committee and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members, or the Administrator.
ARTICLE 6
Miscellaneous
6.1        Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable right, interest or claim in any property or assets of Vertex. Vertex’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money or issue Common Stock in the future with respect to its Participants.
6.2        Vertex’s Liability. Vertex’s liability for the distribution or payment of benefits shall be defined only by the Plan. Vertex shall have no obligation to a Participant or Beneficiary under the Plan except as expressly provided in the Plan.

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6.3        Taxes. It shall be the sole responsibility of the Participant to properly account for and to pay any income and self-employment tax payable on amounts deferred or benefits paid under this Plan.
6.4    No Rights as a Shareholder. No Participant shall have rights as a shareholder, including voting rights, with respect to any Deferred Stock Units that are held for his or her benefit under the Plan.
6.5        Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which amounts are, and all rights to which are, expressly declared to be unassignable and non‑transferable. No part of the amounts payable shall, prior to distribution or payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency. Notwithstanding the foregoing, Vertex shall comply with the terms of a domestic relations order applicable to a Participant’s interest in the Plan, provided that such order does not require the distribution or payment of benefits in a manner or amount, or at a time, inconsistent with the terms of the Plan. Vertex shall have no liability to any Participant or Beneficiary to the extent that his or her benefit is reduced in accordance with the terms of a domestic relations order that Vertex applies in good faith.
6.6    Adjustments. Upon the occurrence of any of the following events, a Participant’s rights with respect to any Deferred Stock Units shall be adjusted as hereinafter provided:

6.6.1
Stock Splits. If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares, the number of Deferred Stock Units shall be appropriately increased or decreased.

6.6.2
Consolidations or Mergers. In the event of a consolidation or merger in which Vertex is not the surviving corporation or which results in the acquisition of substantially all Vertex’s outstanding stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all Vertex’s assets (any of the foregoing, an “Acquisition”), if such Acquisition does not result in a Change in Control, all outstanding Deferred Stock Units at the time of the Acquisition shall be assumed by the surviving or acquiring entity or an affiliate thereof or replaced with rights with a value immediately after the Acquisition equivalent to the aggregate value of the Deferred Stock Units immediately before such Acquisition. If the Acquisition results in a Change in Control, Deferred Stock Units shall be payable pursuant to Section 4.1.

6.6.3
Recapitalization or Reorganization. In the event of a recapitalization or reorganization of Vertex that does not result in a Change in Control, pursuant to which securities of Vertex or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant shall be entitled to replacement rights with an aggregate value equivalent to that of the Deferred Stock Units that constituted the Participant’s Account Balance immediately prior to such recapitalization or reorganization. If the recapitalization or reorganization results in a Change in Control, Deferred Stock Units shall be payable pursuant to Section 4.1.

6.6.4
Adjustments to Deferred Stock Units. Upon the happening of any of the events described in Sections 6.6.1, 6.6.2 or 6.6.3, any outstanding Deferred Stock Units shall be appropriately adjusted to reflect the events described in such Sections. The Administrator shall determine the specific adjustments to be made under this Section 6.6.4.

6.7    Issuances of Securities. Except as expressly provided herein, no issuance by Vertex of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Deferred Stock Units to which a Participant or Beneficiary is entitled. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of Vertex.
6.8    Dissolution or Liquidation of Vertex. Upon the dissolution or liquidation of Vertex (other than in connection with a transaction subject to the provisions of Section 6.6.2), all Deferred Stock Units under this Plan shall be liquidated and paid in cash to Participants based upon the Fair Market Value of the Common Stock as of the date of such liquidation or dissolution to the extent permitted under Code Section 409A and the regulations thereunder.
6.9        Coordination with Other Benefits. The benefits provided for a Participant or Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program of Vertex. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as expressly may be provided otherwise.
6.10    Amendment and Termination. The Plan may at any time or from time to time be amended, modified, or terminated by the Board. No amendment, modification, or termination shall, without the consent of a Participant, adversely affect the amount of the Participant’s (or Beneficiary’s) benefit. Upon termination of the Plan, the Committee may elect to (a) treat each Participant’s Account Balance, and make payments or distribution thereon, as if the Plan had not terminated; or (b) to the extent permitted by Code Section 409A and regulations thereunder, make a lump sum distribution or payment on each Participant’s Account Balance in accordance with Article 4 of this Plan.
6.11    Distributions or Payments to Minors or Persons Under Legal Disability. If any Participant or Beneficiary is determined by the Administrator to be incompetent by reason of physical or mental disability (including minority), the Administrator may cause a distribution or payment due to such person to be made to another person for his or her benefit without responsibility on the part of the Administrator or Vertex to follow the application of such funds.
6.12        No Special Rights. Nothing contained in this Plan shall confer upon any Participant any right with respect to the continuation of his or her service with on the Board.
6.13    Claims Procedure. Any Participant, contingent annuitant or beneficiary under the Plan (a “Claimant”) who believes that he or she is entitled to receive a benefit under the Plan, including one greater than that initially determined by the Administrator or its delegate, may file a claim in writing with the Administrator. The Administrator shall, within 90 days of the receipt of a claim, either allow or deny the claim in writing, subject to extension as described below. A denial of a claim shall be written in a manner calculated to be understood by the Claimant and shall include: (a) the specific reason or reasons for the denial; (b) specific references to pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (d) an explanation of the Plan’s claims review procedures. After denial of a claim, a Claimant may request and receive reasonable access to and copies of relevant documents, records and other information in Vertex’s possession free of charge. Relevant documents, records and other information are those that: (1) were relied on in making the determination; (2) were submitted, considered or generated in the course of making the determination; or (3) demonstrate compliance with the Plan’s administrative processes or safeguards.
A Claimant (or his or her duly authorized representative) whose claim is denied may, within 60 days after receipt of denial of the claim: (i) submit a written request to the Administrator for review of the decision by the Committee; (ii) review pertinent documents; and (iii) submit issues and comments in writing. The Committee or its delegate shall notify the Claimant of its decision on review within 60 days of receipt of a request for review. The decision on review shall be written in a manner calculated to be understood by the Claimant and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.
The 90-day and 60-day periods described above may be extended at the discretion of the Administrator or Committee, as the case may be, for a second 90- or 60-day period, as the case may be, provided that written notice of the extension is furnished to the Claimant prior to the termination of the initial period, indicating the special circumstances requiring such extension of time and the date by which a final decision is expected.
Claimants shall not be entitled to challenge the Administrator’s or Committee’s determinations in judicial or administrative proceedings without first complying with the procedures in the Plan. The decisions made pursuant to this Section 6.13 are final and binding on Claimants and any other party; provided, however, that a Claimant who has exhausted the administrative claims procedure set forth in the Plan may seek review of his or her claim before a court of competent jurisdiction within 12 months of the date such claim is finally denied.
6.14        Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the distribution or payment of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.
6.15        Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
6.16        Governing Law. The Plan will be administered in accordance with the laws of The Commonwealth of Massachusetts, without reference to its principles of conflicts of laws.
6.17        Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand‑delivered, or sent by registered or certified mail, to:
Vertex Pharmaceuticals Incorporated
Attn: Employee Benefits
50 Northern Ave.
Boston, MA 02210
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand‑delivered, or sent by mail, to the last known address of the Participant.
6.18        Successors. The provisions of this Plan shall bind and inure to the benefit of Vertex and its successors and assigns, and the Participant, the Participant's Beneficiaries, and their permitted successors and assigns.
6.19        Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision never had been inserted herein.
6.20    Sub-Plan. This Plan is a sub-plan of the Stock and Option Plan, and the Deferred Stock Units provided in this Plan shall be Stock Rights that are subject to the Stock and Option Plan.

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